Exhibits (d) (2)

E-VALUATOR FUNDS TRUST

EXPENSE LIMITATION AND FEE WAIVER AGREEMENT

EXPENSE LIMITATION AND FEE WAIVER AGREEMENT, effective as of the dates set forth on Schedule A by and between SYSTELLIGENCE, LLC (the “Adviser”) and E-VALUATOR FUNDS TRUST (the “Trust”) (“Agreement”), on behalf of the series of the Trust set forth in Schedule A attached hereto (each a “Fund,” and collectively, the “Funds”).

WHEREAS, the Trust is a Delaware statutory trust, and is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company of the series type and each Fund is a series of the Trust;

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated May 20, 2021 (“Advisory Agreement”), pursuant to which the Adviser provides investment management services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, the Trust and the Adviser also have determined that it is appropriate and in the best interests of each Fund to maintain each Fund’s expense ratio at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified in Schedule A hereto;

NOW THEREFORE, the parties hereto agree as follows:

1. Fee Waiver. The Advisor shall reduce its advisory fee with respect to each Fund from 0.45% to 0.38% for the entire term of the Agreement.

2. Expense Limitation.

a. Applicable Expense Limit. After taking into account the fee waiver as described in Section 1 and to the extent that the aggregate operating expenses incurred by a Fund in any year, including but not limited to investment advisory fees of the Adviser (but excluding interest, distribution fees pursuant to Rule 12b-1 Plans, fees pursuant to the Shareholder Services Plan, taxes, acquired fund fees and expenses, brokerage commissions, dividend expenses on short sales, and other expenditures which are capitalized in accordance with generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of such Fund’s business) (“Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 2.b. below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.

b. Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

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c. Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

d. Year-End Adjustment. If necessary, on or before the last day of the first month of each year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds with respect to the previous year shall equal the Excess Amount.

3. Reimbursement of Fee Waivers and Expense Reimbursements.

a. Reimbursement. If, during any month in which the Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses of such Fund for the month are less than the Maximum Annual Operating Expense Limit for that month, the Adviser shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to such Fund pursuant to Sections 1 and 2 hereof. The total amount of reimbursement to which the Adviser may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments reimbursed by the Adviser to the Fund, pursuant to Sections 1 and 2 hereof, during any of the previous three (3) years measured from the date of waiver, reduction or reimbursement, less any reimbursement previously paid by such Fund to the Adviser, pursuant to this Section 3, with respect to such waivers, reductions, and reimbursements. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount. To the extent any reimbursement is made pursuant to this Section 3, such reimbursement shall not cause the Fund Operating Expenses to exceed the lesser of the (i) Maximum Annual Operating Expense Limit that was in place at the time the Adviser waived or reduced its advisory fees or reimbursed other expenses of the Fund, or the (ii) Maximum Annual Operating Expense Limit in effect at the time of reimbursement.

b. Board Review. No Reimbursement Amount will be paid to the Adviser if the Trust’s Board of Trustees determines that the payment of the Reimbursement Amount is not in the best interests of a Fund. This Section 3.b. shall not be interpreted to mean that the Board must affirmatively approve any payment of any Reimbursement Amount.

c. Method of Computation. To determine each Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, such Fund shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, amounts accrued pursuant to this Section 3 shall be a liability of the Fund for purposes of determining the Fund’s net asset value.

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d. Payment and Year-End Adjustment. Amounts accrued pursuant to this Agreement shall be payable to the Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior year (including any reimbursement payments hereunder with respect to such year) do not exceed the Maximum Annual Operating Expense Limit.

4. Term and Termination of Agreement.

a. This Agreement shall continue in effect with respect to the Fund until such date as noted on Schedule A and shall thereafter continue in effect with respect to each Fund from year to year for successive one-year periods provided that Agreement may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days’ prior written notice to the other party at its principal place of business or by email at the address specified in writing by such party.

5. Miscellaneous.

a. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b. Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-laws, as amended from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds. The parties to this Agreement are put on notice of the limitation of liability contained in the Declaration of Trust and Section 3804(a) of the Delaware Statutory Trust Act and agree that the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a Fund are enforceable only against the assets of such Fund and not against the assets of the Trust generally or the assets of any other Fund. The parties further acknowledge and agree that all obligations arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities.

c. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

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d. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

E-VALUATOR FUNDS TRUST, on behalf of each Fund listed on Schedule A severally and not jointly

By:
Name:	Kevin R. Miller
Title:	President and Principal Executive Officer

SYSTELLIGENCE, LLC

By:
Name:	Kevin R. Miller
Title:	Chief Executive Officer

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Dated May 20, 2021

SCHEDULE A

to the

EXPENSE LIMITATION AND FEE WAIVER AGREEMENT (the “Agreement”)

between

E-VALUATOR FUNDS TRUST (the “Trust”)

and

SYSTELLIGENCE, LLC

This Agreement relates to the following Funds of the Trust:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date

The E-Valuator Very Conservative (0%-15%) RMS Fund	0.80%	May 20, 2021	January 31, 2023

The E-Valuator Conservative (15%-30%) RMS Fund	0.80%	May 20, 2021	January 31, 2023

The E-Valuator Conservative/Moderate (30%-50%) RMS Fund	0.80%	May 20, 2021	January 31, 2023

The E-Valuator Moderate (50%-70%) RMS Fund	0.80%	May 20, 2021	January 31, 2023

The E-Valuator Growth (70%-85%) RMS Fund	0.80%	May 20, 2021	January 31, 2023

The E-Valuator Aggressive Growth (85%-99%) RMS Fund	0.80%	May 20, 2021	January 31, 2023

Schedule A – Page 1